EXHIBIT 99.2

SUPPORT AGREEMENT

This Support Agreement, dated as of August 5, 2015 (this “Agreement”), is made and entered into by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and _______________________________________ (the “Stockholder”), as an individual stockholder, and not as a director, of Regal Bancorp, Inc., a Maryland corporation (“RBI”).

WHEREAS, concurrently herewith, OLB and RBI are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, RBI will be merged with and into OLB, with OLB continuing as the surviving company (the “Merger”); and

WHEREAS, the Stockholder is a member of the board of directors of RBI and its subsidiary, Regal Bank & Trust (“Bank”);

WHEREAS, as a stockholder of RBI, the Stockholder will receive a significant benefit from the transaction described in the Merger Agreement; and

WHEREAS, to induce OLB to enter into the Merger Agreement, and as a condition to the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                  Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

(a)                “Acquisition Proposal” shall have the meaning set forth in the Merger Agreement.

(b)               “Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.

(c)                “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act and, in any event with respect to the Stockholder, shall include Shares held of record by the Stockholder’s spouse, minor children and, to the extent they share the Stockholder’s household, children who have reached the age of majority.

(d)               “Control” and “Controlled,” as used within the definition of Affiliate, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract.

(e)             “Effective Time,” means the time when the Merger becomes effective in accordance with the Merger Agreement.

(f)             “knowledge” or “known” means, with respect to the Stockholder, the actual knowledge of such Stockholder as to the fact or other matter, however obtained; provided that no Stockholder who serves as a director or officer of RBI or Bank may deny having actual knowledge of a fact or other matter if a reasonably prudent individual possessing the knowledge and experience of the Stockholder and serving in such capacity could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of performing his, her or its duties as a director or officer. Without limiting the scope of the foregoing proviso, no Stockholder who serves as a director or officer of RBI or Bank may deny having actual knowledge of a fact or other matter by reason of such Stockholder having failed to review information available to such Stockholder that such Stockholder would normally review in the ordinary course of business in his, her or its capacity as a director or officer of RBI or Bank.

(g)            “OLB Applications” means all applications, notices and filings that OLB is required to file with any Regulatory Authority (as defined in the Merger Agreement) in connection with the Merger.

(h)            “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(i)              “RBI Companies” shall mean collectively RBI and any subsidiaries thereof.

(j)              “Shares” shall mean shares of the common stock, $0.01 par value per share, of RBI.

(k)            “Stockholder’s Shares” shall mean all Shares held of record or Beneficially Owned by the Stockholder, whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares, which are held of record or Beneficially Owned by the Stockholder.

(l)              “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

2.                  Voting of Shares.

(a)                From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger and the execution and delivery by RBI of the Merger Agreement (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of RBI under the Merger Agreement and (iii) against the following actions: (A) any Acquisition Proposal; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the transactions contemplated by the Merger Agreement, or implement or lead to any Acquisition Proposal, (1) any change in a majority of the persons who constitute the board of directors of RBI, (2) any change in the present capitalization of RBI or any amendment of RBI’s Articles of Incorporation or Bylaws, or (3) any other material change in RBI’s corporate structure. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person or entity the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

(b)               It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of RBI, including, without limitation, the exercise or performance of any of the Stockholder’s rights or obligations as a director with respect to any matter that comes before the board of directors of RBI or Bank.

(c)                The Stockholder hereby authorizes disclosure of his, her or its identity and ownership of the Stockholder’s Shares and the nature of his, her or its commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of RBI, and in any regulatory filing by OLB related to the Merger.

3.                  Representations and Warranties of the Stockholder. The Stockholder hereby makes the following representations and warranties to OLB, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:

(a)                Ownership. As of the date of this Agreement, the Shares set forth on Exhibit A hereto constitute all of the Shares owned of record or Beneficially Owned by the Stockholder. Except for Shares with respect to which the Stockholder shares investment or dispositive power or that are owned together with others, the Stockholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)               Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement and all other agreements, documents or instruments referred to herein or contemplated hereby to which the Stockholder may be a party has been or will be duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the counterparties hereto and thereto) constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for (i) the execution and delivery of this Agreement or any other agreements, documents or instruments contemplated hereby to which the Stockholder is a party or (ii) the consummation by the Stockholder of the transactions contemplated hereby.

(c)                No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority or any Person is necessary for the execution of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Stockholder is a party or by which the Stockholder or any of his, her or its properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of his, her or its properties or assets, in each such case except to the extent that any conflict, breach, default or violation would not interfere in any material respect with the ability of the Stockholder to perform his, her or its obligations hereunder.

(d)               Voting Agreements or Arrangements. Stockholder is not a party to any voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Stockholder’s Shares, other than this Agreement.

4.                  Covenants of the Stockholder. The Stockholder hereby covenants and agrees with OLB as follows:

(a)                   No Encumbrances. At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any liens, claims, understandings or arrangements that do not limit or impair in any material respect Stockholder’s ability to perform his, her or its obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

(b)               Actions; Information for Applications.

(i)                 Subject to Section 2(b) of this Agreement, the Stockholder will take all reasonable actions to assist in the consummation of the Merger and the transactions contemplated by the Merger Agreement, and will use his, her or its best efforts to cause the RBI Companies to take the actions that are described in the Merger Agreement.

(ii)               The Stockholder will furnish OLB with all information concerning the Stockholder and, to the extent available to the Stockholder, the RBI Companies required for inclusion in the OLB Applications. All information provided by the Stockholder about the Stockholder and, to the knowledge of the Stockholder, the RBI Companies for inclusion in the OLB Applications, at the time such information is provided, shall be true and correct in all material respects and will not omit any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                Confidentiality. The Stockholder shall not disclose or use for his, her or its own purpose or the benefit of others any information that the RBI Companies are prohibited from disclosing or using for their own purposes or for the benefit of others under Section 5.3 of the Merger Agreement. The Stockholder shall use his, her or its commercially reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes.

(d)               No Solicitation. The Stockholder shall not take any action that is described in Section 5.7(a)(ii) of the Merger Agreement as an action of which the RBI Companies are prohibited from authorizing or permitting their respective officers, directors or employees to take.

(e)                Press Releases. The Stockholder will not, directly or indirectly, without the prior approval of OLB, issue any press release or written statement for general circulation relating to the Merger Agreement or the Merger except as otherwise required by applicable law or regulation, and then only after making reasonable efforts to notify OLB in advance.

(f)                Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder shall not, and shall cause each of his, her or its Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of OLB: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement.

(g)               Further Assurances. From time to time, at OLB’s request and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by OLB as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5.                  Representations and Warranties of OLB. OLB hereby represents and warrants to the Stockholder that:

(a)             Organization, Standing and Corporate Power. OLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, with full corporate power and authority to carry on its business as proposed and currently conducted. Except as described in the Merger Agreement, OLB has the corporate power and authority to enter into and perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)            Execution, Delivery and Performance by OLB. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of OLB. Except as described in the Merger Agreement, OLB has taken all actions required by law, its Articles of Incorporation, as amended, and its Amended and Restated By-Laws to consummate the transactions contemplated by this Agreement. This Agreement constitutes the valid and binding obligation of OLB and is enforceable against OLB in accordance with its terms, except as enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

6.                  Stop Transfer. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder will not request that RBI register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder’s Shares.

7.                  Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any shares into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

8.                  Binding on Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise, except that OLB may, without the approval of the Stockholder, assign any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of OLB. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.

9.                  Termination. This Agreement shall terminate without any further action on the part of any party hereto upon (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

10. Miscellaneous.

(a)                Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(b)               Survival. The representations, warranties and covenants of the parties contained herein shall expire at the Effective Time.

(c)                Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(d)               Captions. The headings of Sections and subsections contained in this Agreement are provided for convenience only. They form no part of this Agreement and shall not affect its construction or interpretation. All references to Sections, subsections, paragraphs, clauses or other subdivisions in this Agreement refer to the corresponding Sections, subsections, paragraphs, clauses or other subdivisions of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement.

(e)                Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(1)	If to OLB:	James W. Cornelsen
President and Chief Executive Officer
Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
Fax: (301) 430-2531

	with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
100 Light Street
Baltimore, Maryland 21202
Attn: Frank C. Bonaventure, Jr., Esq.
Fax: (443) 263-7505

(2)	If to the Stockholder:	At the address(es) indicated on the
applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(f)                Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(g)               Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(h)               No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(i)                 Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(j)                 Construction. This Agreement has been prepared by all parties hereto, and the language used herein shall not be construed in favor of or against any particular party.

(k)               No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(l)                 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

OLD LINE BANCSHARES, INC.

By:
James W. Cornelsen
President and Chief Executive Officer

STOCKHOLDER

Print Name:

Address for Notice:

EXHIBIT A

TO

SUPPORT AGREEMENT

CLASS OF SHARES	CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER
Common Stock
Common Stock
Common Stock
Common Stock
Common Stock
Common Stock